EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is made and entered into by and between Diana L. Engelhardt (“EMPLOYEE”), and The Union Bank Company and United Bancshares, Inc. (hereinafter collectively referred to as “the Bank”), its affiliates, parents, subsidiaries, agents, independent contractors, employees, directors, shareholders, officers, trustees, attorneys, fiduciaries, predecessors and assigns (all collectively hereinafter referred to as “RELEASEES”).

WHEREAS, Employee has announced her resignation from the Bank and that her last day of employment will be September 4, 2015; and

WHEREAS, Employee nonetheless has agreed to remain available on a consultative basis to the Bank after September 4, 2015, until December  31, 2015, for which she will be compensated at the same rate she received while employed by the Bank (not including any other benefits);

NOW, THEREFORE, in consideration of all of the above and of the mutual promises contained herein, Employee and the Bank agree as follows:

1.

Definitions. As used in this Agreement, the term “CLAIM(S)” shall have the following meanings:

CLAIM(S) means any and all complaints, claims, liabilities, obligations, promises, agreements, grievances, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees actually incurred).

2.

Consideration.

On September 11, 2015, subject to RELEASEES' rights set forth in Paragraph 7, and provided that EMPLOYEE complies with all terms and conditions set forth in this Agreement, the BANK shall pay EMPLOYEE Fifty Thousand Dollars ($50,000.00) (less legally required deductions) and the Bank agrees to pay Employee’s COBRA payments for 3 months.

3.

General Release.

In exchange for the payment set forth herein, and as a material inducement for RELEASEES to enter into this Agreement, Employee irrevocably and unconditionally releases and forever discharges the RELEASEES from each and every CLAIM of any nature whatsoever, known or unknown, including, but not limited to, those arising out of or relating to Employee’s employment with RELEASEES or the cessasation thereof, under any federal, state or local law and the common law, including but not limited to, claims arising under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and Ohio's statutory and common law.

4.

Return of Bank Property.

Additionally, in exchange for EMPLOYEE’S receipt of the above-referenced payment, and as a material inducement for RELEASEES to enter into this Agreement, EMPLOYEE further agrees:

a.

Except as specifically provided herein, all BANK-owned property including, but not limited to, computers, computer software, discs and back-up discs, ("BANK property") that has not been returned to the BANK by September 4,

2015 promptly shall be returned in good condition to the BANK within one calendar week thereafter.

b

That no BANK property has been copied in any manner and/or retained by EMPLOYEE or anyone else at EMPLOYEE'S direction.

5.

Settlement of All Claims.

Employee represents Employee does not claim an interest in, has not made any CLAIMS, or has not filed any complaints or charges against any or all of the RELEASEES with any local, state, or federal department, agency or court. While nothing in this agreement prevents Employee from filing a charge of discrimination with the EEOC or from participating in an EEOC investigation, the release herein does waive any rights Employee may have recover any damages or other relief in any CLAIM that exists as of the execution date of this Agreement brought by or through any local, state, or federal department, agency, or court.

6.

No Admission.

Employee also acknowledges and agrees that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgment, evidence, or admission of any liability or violation of any law or statute, the common law, or any agreement which exists or which allegedly may exist by and among Employee and any or all of the RELEASEES. The RELEASEES specifically deny and disclaim any liability.

7.

OWBPA Compliance.

Exclusively as this Agreement pertains to Employee’s release of CLAIMS under the Age Discrimination in Employment Act ("ADEA"), Employee, pursuant to and in compliance with the Older Workers Benefit Protection Act:  (i) is advised to consult with an attorney prior to executing this Agreement; (ii) is afforded a period of 21 calendar days to consider this Agreement; and (iii) may revoke this Agreement during the 7 calendar days following its execution.  To the extent Employee executes this Agreement prior to the expiration of the 21 calendar day period specified in (ii), above, Employee acknowledges and agrees that Employee was afforded the opportunity to have a period of at least 21 calendar days to consider it before executing it and that Employee’s execution of this Agreement prior to the expiration of said period was Employee’s free and voluntary act.  Employee also agrees that this Agreement is written in a manner that enables Employee to fully understand its content and meaning.

This Agreement as it pertains to a release of CLAIMS under the ADEA shall become effective and enforceable 7 calendar days after its execution.  All other provisions of this Agreement or parts thereof shall become effective and enforceable upon execution; provided, however, that if Employee revokes this Agreement as provided in (iii) above, the Bank may revoke this Agreement in its entirety during the 7 calendar day period following Employee’s revocation.  Written notice of any revocation must be delivered to the Bank on or before the effective date of revocation.

8.

Agreement Binding.

This Agreement is binding upon Employee and upon Employee’s heirs, administrators, representatives, executors and assigns and shall inure to the benefit of the RELEASEES and their heirs, administrators, representatives, executors, successors and assigns.

9.

Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, whether oral or written, between them.  It also shall be interpreted, enforced, and governed by the laws of the State of Ohio. If, for any reason, any part(s) or language within any part(s) of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect. The failure of Employee or RELEASEES to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any litigation involving this Agreement shall be filed in a federal court located in Toledo, Ohio, or a Putnam County, Ohio court.

10.

Miscellaneous.

Employee agrees Employee is fully able and competent to enter into this Agreement, that Employee has read this Agreement in its entirety, that Employee had an opportunity to review it with an attorney, and that Employee’s agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents. Further, Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any or all of the RELEASEES with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in this Agreement.

Diana L. Engelhardt [Employee]

The Union Bank Co/United Bancshares Inc.

[Employer]

/s/ Diana L. Englerhardt_________

/s/ Brian D. Young_______________

Title: President & CEO